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                                                                       EXHIBIT 5

                                June 6, 1994



The Standard Products Company
2130 West 110th Street
Cleveland, Ohio 44102

        Re:   The Standard Products Company
              1993 Employee Stock Option Plan
              -------------------------------

Gentlemen:

   We have acted as counsel to The Standard Products Company, an Ohio corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 300,000 Common Shares, $1.00 par value (the "Common Shares"), of the Company pursuant to The Standard Products Company 1993 Employee Stock Option Plan (the "Plan").

   We have examined the Plan and such documents, records and matters of law as we have deemed necessary for purposes of this opinion and, based solely thereon, we are of the opinion that:

   1. The Company is a corporation duly organized and validly existing under the laws of the State of Ohio.

   2. The Common Shares available for issuance under the Plan, when issued and sold pursuant to the Plan, will be duly authorized, legally issued, fully paid and nonassessable.

   We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference of our firm in Item 5 of Part II to the Registration Statement.

                               Very truly yours,



                             /s/ Baker & Hostetler

CCM2811:01530:56001:CCM-12.LTR